EXHIBIT 99.1

[MANATRON LOGO]

LAWSUIT AGAINST MANATRON DISMISSED

FOR IMMEDIATE RELEASE

Contact:
Manatron, Inc.
Paul Sylvester, 616-567-2900
paul.sylvester@manatron.com
or
Hayden Communications, Inc.
Matthew Hayden, 843-272-4653
matt@haydenir.com

KALAMAZOO, MI--(BUSINESS WIRE)--April 10, 2002--Manatron, Inc. (NASDAQ:MANA) announced today that its lawsuit in Allegheny County, Pennsylvania was dismissed without prejudice on April 1, 2002. In this suit, filed in the Court of Common Pleas on November 19, 2001, the Controller of Allegheny County alleged breach of contract and failure to fulfill obligations agreed upon in Manatron's revaluation contract with Allegheny County, Pennsylvania.

In response to the ruling, Manatron CEO Paul Sylvester commented, "This outcome was consistent with our belief that the allegations against Manatron were unfounded and without merit. We are pleased with this favorable development, which allows us to continue focusing on growing our core software business by providing our customers with the best possible products and services available."

Manatron, Inc. designs, develops, markets and supports a family of web-based and client/server application software products for county, city and township government. Manatron's products support back-office processes for government agencies as well as "Virtual Courthouse" needs providing Internet access to information for industry professionals and the public. Manatron also provides mass appraisal services, assessing residential, commercial and other types of properties to ensure updated and equitable property valuations. Manatron currently serves over 1,600 customers in 31 states and three Canadian provinces. Information about Manatron, Inc. is available at the Company's site on the World Wide Web at www.manatron.com.

The information provided in this news release may include forward-looking statements relating to future events, such as the development of new products, the commencement of production, or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the rate of growth of the local government appraisal industry, increased competition in the industry, delays in developing and commercializing new products, adequacy of financing and other factors described in the Company's most recent annual report on Form 10-K filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.

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